UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: November 25, 2014

(Date of earliest event reported)

ITT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Westchester Avenue

White Plains, New York

(Address of principal executive offices)

10604

(Zip Code)

(914) 641-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Competitive Advance and Revolving Credit Facility Agreement

On November 25, 2014, ITT Corporation (the “Company”), as borrower, entered into a Five-Year Competitive Advance and Revolving Credit Facility Agreement (the “2014 Credit Agreement”), a senior unsecured revolving credit facility in an aggregate principal amount of up to $500,000,000, with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the lenders party thereto. The 2014 Credit Agreement replaces the Company’s Four-Year Competitive Advance Revolving Credit Facility Agreement, dated as of October 25, 2011, effective as of October 31, 2011 (the “Existing Credit Agreement”).

The 2014 Credit Agreement provides for increases of up to $200,000,000 for a possible maximum total of $700,000,000 in aggregate principal amount at the request of the Company and with the consent of the institutions providing such increased commitments. The facility made available by the 2014 Credit Agreement will be for working capital and other general corporate purposes, and is intended to be a source of funding for the Company’s commercial paper program, if needed.

Two borrowing options are available under the 2014 Credit Agreement: (i) a competitive advance option and (ii) a revolving credit option. The interest rates for the competitive advance option will be obtained from bids in accordance with competitive auction procedures. The interest rates under the revolving credit option will be based either on LIBOR plus spreads, which reflect the Company’s debt ratings, or on the Administrative Agent’s Alternate Base Rate. Borrowings under the 2014 Credit Agreement are available upon customary terms and conditions for facilities of this type, including a requirement to maintain a ratio of consolidated EBITDA to consolidated interest expense to be not less than 3.00 to 1.00 and a requirement to maintain a leverage ratio to be not greater than 3.00 to 1.00. These ratios are consistent with those in the Existing Credit Agreement.

Amounts due under the 2014 Credit Agreement may be accelerated, among other things, upon an event of default such as a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.

The Company will guarantee the obligations of any of its subsidiaries who become subsidiary borrowers. In addition, if at any time more than ten days after the 2014 Credit Agreement the Company does not have certain investment-grade ratings of its senior, unsecured, non-credit enhance long term debt or its corporate ratings, the significant domestic subsidiaries of the Company will jointly and severally guarantee the obligations of the Company and any subsidiary borrowers under the 2014 Credit Agreement.

The foregoing description of the 2014 Credit Agreement is not complete and is qualified in its entirety by reference to the 2014 Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The 2014 Credit Agreement has been filed with this report to provide investors and security holders with information regarding its terms and is not intended to provide any other factual information about the Company. Representations, warranties and covenants in the 2014 Credit Agreement were made only for purposes of the 2014 Credit Agreement, were solely for the benefit of the parties to the

2014 Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the 2014 Credit Agreement. Representations and warranties in the 2014 Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the 2014 Credit Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the 2014 Credit Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of November 25, 2014 among ITT Corporation and the Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION (Registrant)

November 25, 2014	By:	/s/ Mary E. Gustafsson
	Name:	Mary E. Gustafsson
	Title:	Senior Vice President and General Counsel (Authorized Officer of Registrant)